                                                     RULE NO. 424(b)(5)
                                                     REGISTRATION NO. 333-44173

                             SUBJECT TO COMPLETION
             PRELIMINARY PROSPECTUS SUPPLEMENT, DATED MAY 28, 1998


PROSPECTUS SUPPLEMENT
---------------------
(TO PROSPECTUS DATED JANUARY 29, 1998)
                                                            [LOGO] MERRILL LYNCH
                                                  PROTECTED GROWTH(SM) INVESTING
                                    "Pursuit of Growth, Protection of Principal"

                                2,500,000 UNITS
                           MERRILL LYNCH & CO., INC.
               S&P 500(R) MARKET INDEX TARGET-TERM SECURITIES SM
                               DUE JUNE   , 2005
                                  "MITTS(R)"
                        ($10 PRINCIPAL AMOUNT PER UNIT)

GENERAL:           . 100% principal protection at maturity
                   . No payments prior to the stated maturity date
                   . Senior unsecured debt securities of Merrill Lynch & Co.,
                     Inc.
                   . Application will be made to have the MITTS Securities
                     listed on the American Stock Exchange ("AMEX") under the symbol "MLF".

PAYMENT AT         Principal Amount + Supplemental Redemption Amount
MATURITY:

                   The Supplemental Redemption Amount will be based on the percentage increase, if any, in the S&P 500 Index, reduced on a daily basis by a percentage equal to the pro rata portion of an annual adjustment factor. The annual adjustment factor is expected to be between 1.25% and 1.5%, and will be determined on the Pricing Date and disclosed to you in the final Prospectus Supplement (the "Adjustment Factor"). At maturity, the annual application of the Adjustment Factor will result in a total reduction in the S&P 500 Index equal to approximately 8.5% to 10%. The Supplemental Redemption Amount may be "ZERO", but will not be less than zero.

  BEFORE YOU DECIDE TO INVEST IN THE MITTS SECURITIES, CAREFULLY READ THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS, ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE S-7.

  Neither the SEC nor any state securities commission has approved these securities or passed upon the adequacy of this Prospectus Supplement or the attached Prospectus. Any representation to the contrary is a criminal offense.


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                                       INITIAL PUBLIC   UNDERWRITING PROCEEDS TO
                                      OFFERING PRICE(1) DISCOUNT(1)  COMPANY(2)
--------------------------------------------------------------------------------
Per Unit............................       $10.00           $           $
--------------------------------------------------------------------------------
Total...............................     $25,000,000       $           $

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The "Initial Public Offering Price" and "Underwriting Discount" for any
    single transaction to purchase 500,000 Units or more will be $    per Unit
    and $    per Unit, respectively.
(2) Before deduction of expenses payable by the Company.

                               ----------------

  We expect that the MITTS Securities will be ready for delivery in book-entry
form only through the facilities of DTC, on or about June   , 1998.

                               ----------------
                              MERRILL LYNCH & CO.
                               ----------------
           The date of this Prospectus Supplement is June   , 1998.
---------------------
"MITTS" is a registered service mark and "Market Index Target-Term Securities" is a service mark owned by Merrill Lynch & Co., Inc.
"Standard & Poor's(R)", "Standard & Poor's 500", "S&P 500(R)", "S&P(R)" and "500", are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch Capital Services, Inc. and the Company is an authorized sublicensee.

STABILIZATION

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") may engage in transactions that stabilize, maintain or otherwise affect the price of the MITTS Securities. Such transactions may include stabilizing, purchase of MITTS Securities to cover short positions and the imposition of penalty bids. For a description of these activities, see "Underwriting".

REQUIRED DISCLOSURE

  STANDARD & POOR'S ("S&P") DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, MLPF&S, HOLDERS OF THE MITTS SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE S&P INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGE (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

CONTENT OF PROSPECTUS

  You should rely only on the information contained in this document or in documents we filed with the Securities and Exchange Commission ("SEC") that we have referred you to. We have not authorized anyone to provide you with different information. You should not assume that the information in the Prospectus or Prospectus Supplement is accurate as of any date other than the date on the front of this document.

LIMITATIONS ON OFFERS OR SOLICITATIONS

  We do not intend this document to be an offer or solicitation:

    (A) if used in a jurisdiction in which such offer or solicitation is not authorized;

    (B) if the person making such offer or solicitation is not qualified to do so; or

    (C) if such offer or solicitation is made to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY INFORMATION--Q&A..................................................  S-4
 What are the MITTS Securities?...........................................  S-4
 What will I receive at the stated maturity date of the MITTS
  Securities?.............................................................  S-4
 Who publishes the Index and what does the Index measure?.................  S-5
 How has the Index performed historically?................................  S-5
 What about taxes?........................................................  S-6
 Will the MITTS Securities be listed on a stock exchange?.................  S-6
 What is the role of our subsidiary, MLPF&S?..............................  S-6
 Can you tell me more about the Company?..................................  S-6
 Are there any risks associated with my investment?.......................  S-6
WHERE YOU CAN FIND MORE INFORMATION.......................................  S-7
RISK FACTORS..............................................................  S-7
 The Supplemental Redemption Amount.......................................  S-7
 Your yield may be lower than the yield on a standard debt security of comparable maturity.....................................................  S-7
 Your return will not reflect the return of owning the stocks underlying the Index...............................................................  S-7
 Uncertain trading market.................................................  S-7
 Factors affecting trading value of the MITTS Securities..................  S-8
 State law limits on interest paid........................................  S-9
 Purchases and sales by MLPF&S............................................  S-9
 Potential conflicts......................................................  S-9
RATIO OF EARNINGS TO FIXED CHARGES........................................  S-9
DESCRIPTION OF THE MITTS SECURITIES.......................................  S-9
 General..................................................................  S-9
 Payment at Maturity...................................................... S-10
 Hypothetical Returns..................................................... S-11
 Adjustments to the Index; Market Disruption Events....................... S-12
 Discontinuance of the Index.............................................. S-12
 Events of Default and Acceleration....................................... S-13
 Depositary............................................................... S-13

                                                                            PAGE
                                                                            ----
 Same-Day Settlement and Payment........................................... S-15
THE INDEX.................................................................. S-16
 General................................................................... S-16
 Computation of the Index.................................................. S-16
 Historical Data on the Index.............................................. S-17
 License Agreement......................................................... S-18
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.................... S-19
 General................................................................... S-20
 U.S. Holders.............................................................. S-20
 Hypothetical Table........................................................ S-22
 Non-U.S. Holders.......................................................... S-23
 Backup Withholding........................................................ S-23
 New Withholding Regulations............................................... S-23
USE OF PROCEEDS............................................................ S-24
UNDERWRITING............................................................... S-24
VALIDITY OF THE MITTS SECURITIES........................................... S-24
INDEX OF DEFINED TERMS..................................................... S-25
THE PROSPECTUS:
AVAILABLE INFORMATION......................................................  S-2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  S-2
MERRILL LYNCH & CO., INC...................................................  S-3
USE OF PROCEEDS............................................................  S-3
DESCRIPTION OF DEBT SECURITIES.............................................  S-4
DESCRIPTION OF DEBT WARRANTS...............................................  S-8
DESCRIPTION OF CURRENCY WARRANTS...........................................  S-9
DESCRIPTION OF INDEX WARRANTS.............................................. S-10
PLAN OF DISTRIBUTION....................................................... S-14
EXPERTS.................................................................... S-15

                           SUMMARY INFORMATION--Q&A


  This summary includes questions and answers that highlight selected information from the Prospectus and Prospectus Supplement to help you understand the S&P 500 Market Index Target-Term Securities due June , 2005 (the "MITTS Securities"). You should carefully read the Prospectus and Prospectus Supplement to fully understand the terms of the MITTS Securities, the S&P 500 Index (the "Index"), and the tax and other considerations that are important to you in making a decision about whether to invest in the MITTS Securities. You should, in particular, carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the MITTS Securities, to determine whether an investment in the MITTS Securities is appropriate for you.

WHAT ARE THE MITTS SECURITIES?

  The MITTS Securities are a series of senior debt securities issued by Merrill Lynch & Co., Inc. (the "Company") and are not secured by collateral. The MITTS Securities will rank equally with all other unsecured and unsubordinated debt of the Company. The MITTS Securities will mature on June
 , 2005 and do not provide for earlier redemption. We will make no payments on the MITTS Securities until maturity.

  Each "Unit" of MITTS Securities represents $10 principal amount of MITTS Securities. You may transfer the MITTS Securities only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the MITTS Securities in the form of a global certificate, which will be held by The Depository Trust Company ("DTC"), or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the MITTS Securities by individual investors. You should refer to the section "Description of the MITTS Securities--Depositary" in this Prospectus Supplement.

WHAT WILL I RECEIVE AT THE STATED MATURITY DATE OF THE MITTS SECURITIES?

  We have designed the MITTS Securities for investors who want to protect their investment by receiving at least the principal amount of their investment at maturity and who also want to participate in possible increases in the Index as reduced by the Adjustment Factor. At the stated maturity date, you will receive a payment on the MITTS Securities equal to the sum of two amounts: the "Principal Amount" and the "Supplemental Redemption Amount".

  "Principal Amount"

  The Principal Amount per Unit is $10.

  "Supplemental Redemption Amount"

  The Supplemental Redemption Amount per Unit will equal:

                          Adjusted Ending Value - Starting Value
              $10 X   (   --------------------------------------   )
                                     Starting Value

but will not be less than zero.

  "ADJUSTED ENDING VALUE" means the average of the values of the Index as reduced by the Adjustment Factor at the close of the market on five business days before the maturity of the MITTS Securities. We may calculate the Adjusted Ending Value by reference to fewer than five or even a single day's closing value if, during the period prior to the stated maturity date of the MITTS Securities, there is a disruption in the trading of the component stocks comprising the Index or certain futures or options relating to the Index.

  The "ADJUSTMENT FACTOR" will equal between 1.25% and 1.5% per annum and will be prorated and applied each calendar day to reduce the Index. We will determine the Adjustment Factor on the date the MITTS Securities are priced for initial sale to the public (the "Pricing Date") and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the MITTS Securities. As a result of the application of the Adjustment Factor, the adjusted value of the Index used to calculate your Supplemental Redemption Amount at the stated maturity of the MITTS Securities will be approximately 8.5% to 10% less than the actual Index value on any day during the Calculation Period. For a detailed discussion of how the Adjustment Factor will affect the value of the Index used to calculate your Supplemental Redemption Amount (i.e., the

Adjusted Ending Value), see "Description of the MITTS Securities--Delivery at Maturity" in this Prospectus Supplement.

  "STARTING VALUE" means the value of the Index on the Pricing Date. We will disclose the Starting Value in the final form of Prospectus Supplement delivered to you in connection with sales of the MITTS Securities.

  For more specific information about the Supplemental Redemption Amount, please see the section "Description of the MITTS Securities" in this Prospectus Supplement.

  We will pay you a Supplemental Redemption Amount only if the Adjusted Ending Value is greater than the Starting Value. IF THE ADJUSTED ENDING VALUE IS LESS THAN, OR EQUAL TO, THE STARTING VALUE, THE SUPPLEMENTAL REDEMPTION AMOUNT WILL BE ZERO. We will pay you the Principal Amount of the MITTS Securities regardless of whether any Supplemental Redemption Amount is payable.

 Examples
   Here are two examples of Supplemental Redemption Amount calculations:

 EXAMPLE 1--The Index, as adjusted, is below the Starting Value at maturity:
   Hypothetical Starting Value: 1,097.59
   Hypothetical Adjusted Ending Value: 768.31


Supplemental Redemption Amount (Per Unit) =

                       768.31 - 1,097.59                      (Supplemental
             $10 X  (  -----------------  ) = $0.00           Redemption
                          1,097.59                            Amount cannot
                                                              be less than zero)

   TOTAL PAYMENT AT MATURITY (PER UNIT) = $10 + $0 = $10

 EXAMPLE 2--The Index, as adjusted, is above the Starting Value at maturity:
   Hypothetical Starting Value: 1,097.59
   Hypothetical Adjusted Ending Value: 1,426.87



    Supplemental Redemption Amount (Per Unit) =

                       1,426.87 - 1,097.59
             $10 X  (  -------------------  ) = $3.00
                            1,097.59


   TOTAL PAYMENT AT MATURITY (PER UNIT) = $10 + $3.00 = $13.00


WHO PUBLISHES THE INDEX AND WHAT DOES THE INDEX MEASURE?

  The Index is published by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of April 30, 1998, the 500 companies included in the Index represented approximately 81% of the aggregate Market Value of common stocks traded on the New York Stock Exchange (the "NYSE"); however, these 500 companies are not the 500 largest companies listed on the NYSE and not all of these 500 companies are listed on such exchange. As of April 30, 1998, the aggregate Market Value of the 500 companies included in the Index represented approximately 73% of the aggregate market value of United States domestic, public companies. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market.

  Please note than an investment in the MITTS Securities does not entitle you to any ownership interest in the stocks of the companies included in the Index.

HOW HAS THE INDEX PERFORMED HISTORICALLY?

  Tables showing the year end closing value of the Index for each year from 1947 through 1997 and the month end closing value of the Index for the period from January 1989 through April 1998 are provided in the section "The Index--Historical Data on the Index", in this Prospectus Supplement. We have provided this historical information to help you evaluate the behavior of the Index in various economic environments; however, past performance of the Index is not necessarily indicative of how the Index will perform in the future.

WHAT ABOUT TAXES?

  Each year, you will be required to pay taxes on ordinary income from the MITTS Securities over their term based upon an estimated yield for the MITTS Securities, even though you will not receive any payments from us until maturity. We have determined this estimated yield, in accordance with regulations issued by the Treasury Department, solely in order for you to figure the amount of taxes that you will owe each year as a result of owning a MITTS Security. This estimated yield is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero. We have determined that
this estimated yield will equal   % per annum (compounded semiannually).

  Based upon this estimated yield, if you pay your taxes on a calendar year basis and if you buy a MITTS Security for $10 and hold the MITTS Security until maturity, you will be required to pay taxes on the following amounts of
ordinary income from the MITTS Securities each year: $    in 1998, $    in
1999, $    in 2000, $    in 2001, $    in 2002, $    in 2003, $    in 2004 and
$    in 2005. However, in 2005, the amount of ordinary income that you will be required to pay taxes on from owning such MITTS Security may be greater or
less than $   , depending upon the Supplemental Redemption Amount, if any, you
receive. Also, if the Supplemental Redemption Amount is less than $   , you
may have a loss which you could deduct against other income you may have in 2005, but under current tax regulations, you would neither be required nor allowed to amend your tax returns for prior years. For further information, see "Certain United States Federal Income Tax Considerations" in this Prospectus Supplement.

WILL THE MITTS SECURITIES BE LISTED ON A STOCK EXCHANGE?

  Application will be made to have the MITTS Securities listed on the AMEX under the symbol "MLF". You should be aware that the listing of the MITTS Securities on the AMEX will not necessarily ensure that a liquid trading market will be available for the MITTS Securities. You should review "Risk Factors--Uncertain trading market".

WHAT IS THE ROLE OF OUR SUBSIDIARY, MLPF&S?

  Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the MITTS Securities. After the initial offering, MLPF&S intends to buy and sell MITTS Securities to create a secondary market for holders of the MITTS Securities, and may stabilize or maintain the market price of the MITTS Securities during the initial distribution of the MITTS Securities. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

  MLPF&S will also be our agent (the "Calculation Agent") for purposes of calculating the Adjusted Ending Value and the Supplemental Redemption Amount. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as a subsidiary of the Company and its responsibilities as Calculation Agent.

CAN YOU TELL ME MORE ABOUT THE COMPANY?

  Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about the Company see the section "Merrill Lynch & Co., Inc." in the Prospectus. You should also read the other documents the Company has filed with the SEC, which you can find by referring to the section "Where You Can Find More Information" in this Prospectus Supplement.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

  Yes, the MITTS Securities are subject to certain risks. Please refer to the section "Risk Factors" in this Prospectus Supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

  The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. Some of these documents are incorporated by reference in, and form a part of, this Prospectus Supplement and the Prospectus, as described in the section "Incorporation of Certain Documents by Reference" in the Prospectus. You may read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, Room 1024, N.W., Washington, D.C., 20549; or at the SEC's regional offices at 500 West Madison Street, Suite 400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Copies of our SEC filings can also be obtained from the SEC's Internet web site at http://www.sec.gov. You may also read copies of these documents at the offices of the NYSE, the AMEX, the Chicago Stock Exchange, and the Pacific Exchange.

  We will send you copies of our SEC filings, excluding exhibits, at no cost upon request. Please address your request to Lawrence M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512; telephone number (212) 602-8439.

                                 RISK FACTORS

  Your investment in the MITTS Securities will involve certain risks. For example, there is the risk that you might not earn a return on your investment, and the risk that you will be unable to sell your MITTS Securities prior to the stated maturity date. You should carefully consider the following discussion of risks before deciding whether an investment in the MITTS Securities is suitable for you.

THE SUPPLEMENTAL REDEMPTION AMOUNT

  You should be aware that if the Adjusted Ending Value does not exceed the Starting Value at the stated maturity, the Supplemental Redemption Amount will be "zero". This will be true even if the value of the Index, as reduced by the Adjustment Factor, was higher than the Starting Value at some time during the life of the MITTS Securities but later falls below the Starting Value. If the Supplemental Redemption Amount is zero, we will pay you only the Principal Amount of your MITTS Securities.

YOUR YIELD MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

  The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of the Company with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

YOUR RETURN WILL NOT REFLECT THE RETURN OF OWNING THE STOCKS UNDERLYING THE
INDEX

  Your return will not reflect the return you would realize if you actually owned the stocks underlying the Index and received the dividends paid on those stocks because of the reduction caused by the Adjustment Factor and because S&P calculates the Index by reference to the prices of the common stocks comprising the Index without taking into consideration the value of dividends paid on those stocks.

UNCERTAIN TRADING MARKET

  Application will be made to have the MITTS Securities listed on the AMEX under the symbol "MLF". While there have been a number of issuances of Market Index Target-Term Securities, trading volumes have varied historically from one transaction to another and it is therefore impossible to predict how the MITTS Securities will trade. You cannot assume that a trading market will develop for the MITTS Securities. If such a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the MITTS Securities will depend on the financial performance of the Company, and other factors such as the appreciation, if any, of the value of the Index.

  If the trading market for the MITTS Securities is limited, there may be a limited number of buyers when you decide to sell your MITTS Securities if you do not wish to hold your investment until maturity. This may affect the price you receive.

FACTORS AFFECTING TRADING VALUE OF THE MITTS SECURITIES

  We believe that the market value of the MITTS Securities will be affected by the value of the Index and by a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

  . INDEX VALUE. We expect that the market value of the MITTS Securities will depend substantially on the amount by which the Index, as reduced by the Adjustment Factor, exceeds the Starting Value. If you choose to sell your MITTS Securities when the value of the Index, as reduced by the Adjustment Factor, exceeds the Starting Value, you may receive substantially less than the amount that would be payable at maturity based on such value because of the expectation that the Index will continue to fluctuate until the Adjusted Ending Value is determined. If you choose to sell your MITTS Securities when the value of the Index is below the Starting Value, you may receive less than the $10 Principal Amount per Unit of MITTS Securities. In general, rising U.S. dividend rates (i.e., dividends per share) may increase the value of the Index while falling U.S. dividend rates may decrease the value of the Index. Political, economic and other developments that affect the stocks underlying the Index may also affect the value of the Index and the value of the MITTS Securities.

  . INTEREST RATES. Because the MITTS Securities repay, at a minimum, the Principal Amount at maturity, we expect that the trading value of the MITTS Securities will be affected by changes in interest rates. In general, if U.S. interest rates increase, we expect that the trading value of the MITTS Securities will decrease. If U.S. interest rates decrease, we expect the trading value of the MITTS Securities will increase. Interest rates may also affect the U.S. economy and, in turn, the value of the Index. Rising interest rates may lower the value of the Index and, thus, the MITTS Securities. Falling interest rates may increase the value of the Index and, thus, may increase the value of the MITTS Securities.

  . VOLATILITY OF THE INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Index increases, we expect that the trading value of the MITTS Securities will increase. If the volatility of the Index decreases, we expect that the trading value of the MITTS Securities will decrease.

  . TIME REMAINING TO MATURITY. The MITTS Securities may trade at a value above that which would be expected based on the level of interest rates and the Index. This difference will reflect a "time premium" due to expectations concerning the value of the Index during the period prior to the stated maturity of the MITTS Securities. However, as the time remaining to the stated maturity of the MITTS Securities decreases, we expect that this time premium will decrease, lowering the trading value of the MITTS Securities.

  . DIVIDEND YIELDS. If dividend yields on the stocks comprising the Index increase, we expect that the value of the MITTS Securities will decrease. Conversely, if dividend yields on the stock comprising the Index decrease, we expect that the value of the MITTS Securities will increase.

  . COMPANY CREDIT RATINGS. Real or anticipated changes in the Company's credit ratings may affect the market value of the MITTS Securities.

  It is important for you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the Index value.

  In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the MITTS Securities of a given change in most of the factors listed above will be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities except that we expect that the effect on the trading value of the MITTS Securities of a given increase in the value of the Index will be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities.

STATE LAW LIMITS ON INTEREST PAID

  New York State law governs the 1983 Indenture, as defined herein. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

  While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the MITTS Securities, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

PURCHASES AND SALES BY MLPF&S

  The Company, MLPF&S and other affiliates of the Company may from time to time buy or sell the stocks underlying the Index for their own accounts for business reasons or in connection with hedging the Company's obligations under the MITTS Securities. These transactions could affect the price of such stocks and the value of the Index.

POTENTIAL CONFLICTS

  The Calculation Agent is a subsidiary of the Company, the issuer of the MITTS Securities. Under certain circumstances, MLPF&S's role as a subsidiary of the Company and its responsibilities as Calculation Agent for the MITTS Securities could give rise to conflicts of interests. You should be aware that because the Calculation Agent is controlled by the Company, potential conflicts of interest could arise.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

                                          YEAR ENDED LAST FRIDAY  THREE MONTHS
                                               IN DECEMBER           ENDED
                                         ------------------------  MARCH 28,
                                         1993 1994 1995 1996 1997     1998
                                         ---- ---- ---- ---- ---- ------------
   Ratio of earnings to fixed charges... 1.4  1.2  1.2  1.2  1.2      1.2

  For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest costs, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and that portion of rentals estimated to be representative of the interest factor.

                      DESCRIPTION OF THE MITTS SECURITIES

GENERAL

  The S&P 500 Market Index Target-Term Securities due June   , 2005, which are
referred to herein as the "MITTS Securities" are to be issued as a series of Senior Debt Securities under the Senior Indenture, referred to as the "1983 Indenture", which is more fully described in the accompanying Prospectus. The MITTS Securities will mature on June , 2005.

  While at maturity a beneficial owner of a MITTS Security will receive the Principal Amount of such MITTS Security plus the Supplemental Redemption Amount, if any, there will be no other payment of interest, periodic or otherwise. See "Payment at Maturity" below.

  The MITTS Securities are not subject to redemption by the Company or at the option of any beneficial owner prior to maturity. Upon the occurrence of an Event of Default with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "Description of the MITTS Securities--Events of Default and Acceleration" in this Prospectus Supplement and "Description of Debt Securities--General--Events of Default" in the accompanying Prospectus.

  The MITTS Securities are to be issued in denominations of whole Units.

PAYMENT AT MATURITY

 "General"

  At the stated maturity date, a beneficial owner of a MITTS Security will be entitled to receive the Principal Amount thereof plus the Supplemental Redemption Amount, if any, all as provided below. If the Adjusted Ending Value does not exceed the Starting Value, a beneficial owner of a MITTS Security will be entitled to receive only the Principal Amount thereof.

 "Determination of the Supplemental Redemption Amount"

  The Supplemental Redemption Amount for a MITTS Security will be determined by the Calculation Agent and will equal:


                                                               Adjusted Ending Value - Starting Value
 Principal Amount of such MITTS Security ($10 per Unit) X   (  --------------------------------------  )
                                                                          Starting Value

  "provided, however", that in no event will the Supplemental Redemption Amount be less than zero.

  The Starting Value will equal the closing value of the Index on the Pricing Date. The Starting Value will be set forth in the final form of the Prospectus Supplement delivered to investors in connection with sales of the MITTS Securities.

  The Adjusted Ending Value will be determined by the Calculation Agent and will equal the average (arithmetic mean) of the closing values of the Index as adjusted by the Adjustment Factor (the "Adjusted Index Value") determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then the Adjusted Ending Value will equal the average (arithmetic mean) of the closing values of the Adjusted Index Value on such Calculation Days, and if there is only one Calculation Day, then the Adjusted Ending Value will equal the closing value of the Adjusted Index Value on such Calculation Day. If no Calculation Days occur during the Calculation Period, then the Adjusted Ending Value will equal the closing value of the Adjusted Index Value determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on such day.

  The "Adjustment Factor" will equal between 1.25% and 1.5% per annum and will be prorated and applied each calendar day during the term of the MITTS Securities to reduce the Index. We will determine the Adjustment Factor on the Pricing Date and disclose it to you in the final Prospectus Supplement delivered to you in connection with sales of the MITTS Securities. As a result of the application of the Adjustment Factor, the adjusted value of the Index used to calculate your Supplemental Redemption Amount at the stated maturity of the MITTS Securities will be approximately 8.5% to 10% less than the actual Index value on any day during the Calculation Period. We will disclose the actual percentage to you in the final Prospectus Supplement delivered to you in connection with sales of the MITTS Securities.

  The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date.

  "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

  For purposes of determining the Adjusted Ending Value, an "Index Business Day" is a day on which the NYSE and the AMEX are open for trading and the Index or any Successor Index, as defined below, is calculated and published. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent a determination by the Calculation Agent of a manifest error, shall be conclusive for all purposes and binding on the Company and beneficial owners of the MITTS Securities.

HYPOTHETICAL RETURNS

  The following table illustrates, for a range of hypothetical values of the Index during the Calculation Period, (i) the Adjusted Ending Value used to calculate the Supplemental Redemption Amount; (ii) the percentage change from the initial Index value to the Adjusted Ending Value; (iii) the total amount payable per Unit of MITTS Securities; (iv) the total rate of return on the MITTS Securities; (v) the pretax annualized rate of return on the MITTS Securities; and (vi) the pretax annualized rate of return of the stocks underlying the Index (which includes an assumed aggregate dividend yield of 1.42% per annum, as more fully described below). This table assumes an Adjustment Factor of 1.375% per annum (the midpoint of the expected range of 1.25% to 1.5%).

                                                       TOTAL AMOUNT                            PRETAX
                                 PERCENTAGE CHANGE  PAYABLE AT MATURITY                      ANNUALIZED      PRETAX ANNUALIZED
HYPOTHETICAL INDEX               OF ADJUSTED ENDING  PER $10 PRINCIPAL   TOTAL RATE OF         RATE OF       RATE OF RETURN ON
 VALUE DURING THE     ADJUSTED     VALUE OVER THE        AMOUNT OF       RETURN ON THE      RETURN ON THE    STOCKS UNDERLYING
CALCULATION PERIOD  ENDING VALUE   STARTING VALUE    MITTS SECURITIES   MITTS SECURITIES MITTS SECURITIES(1)  THE INDEX(1)(2)
------------------  ------------ ------------------ ------------------- ---------------- ------------------- -----------------
       548.80           498.10        -54.62%             $10.00              0.00%             0.00%             -8.25%
       658.55           597.72        -45.54%             $10.00              0.00%             0.00%             -5.76%
       768.31           697.34        -36.47%             $10.00              0.00%             0.00%             -3.63%
       878.07           796.96        -27.39%             $10.00              0.00%             0.00%             -1.76%
       987.83           896.59        -18.31%             $10.00              0.00%             0.00%             -0.09%
     1,097.59(3)        996.21         -9.24%             $10.00              0.00%             0.00%              1.42%
     1,207.35         1,095.83         -0.16%             $10.00              0.00%             0.00%              2.80%
     1,317.11         1,195.45          8.92%             $10.89              8.92%             1.22%              4.07%
     1,426.87         1,295.07         17.99%             $11.80             17.99%             2.38%              5.24%
     1,536.63         1,394.69         27.07%             $12.71             27.07%             3.45%              6.34%
     1,646.39         1,494.31         36.14%             $13.61             36.14%             4.46%              7.36%
     1,756.14         1,593.93         45.22%             $14.52             45.22%             5.40%              8.33%
     1,865.90         1,693.55         54.30%             $15.43             54.30%             6.29%              9.24%
     1,975.66         1,793.17         63.37%             $16.34             63.37%             7.14%             10.10%
     2,085.42         1,892.79         72.45%             $17.24             72.45%             7.94%             10.92%
     2,195.18         1,992.41         81.53%             $18.15             81.53%             8.70%             11.71%
     2,304.94         2,092.03         90.60%             $19.06             90.60%             9.43%             12.46%
     2,414.70         2,191.65         99.68%             $19.97             99.68%            10.13%             13.17%
     2,524.46         2,291.27        108.76%             $20.88            108.76%            10.80%             13.86%
     2,634.22         2,390.89        117.83%             $21.78            117.83%            11.44%             14.52%
     2,743.98         2,490.52        126.91%             $22.69            126.91%            12.05%             15.16%

--------
(1) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.
(2) This rate of return assumes (i) a constant dividend yield of 1.42% per annum, paid quarterly from the date of initial delivery of MITTS Securities, applied to the value of the Index at the end of each such quarter assuming such value increases or decreases linearly from the Starting Value to the hypothetical Index value during the Calculation Period; (ii) no transaction fees or expenses; (iii) a seven-year maturity of the MITTS Securities from date of issue; and (iv) a final Index value equal to the hypothetical Index value during the Calculation Period.
(3) The closing value of the Index on May 28, 1998 was 1,097.59. The actual Starting Value will equal the closing value of the Index on the Pricing Date.

  The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the total and pretax annualized rate of return resulting therefrom will depend entirely on the Starting Value, Adjustment Factor and the actual Adjusted Ending Value determined by the Calculation Agent as provided herein. Historical data regarding the Index is included in this Prospectus Supplement under "The Index--Historical Data on the Index".

ADJUSTMENTS TO THE INDEX; MARKET DISRUPTION EVENTS

  If at any time the method of calculating the Index, or the value thereof, is changed in any material respect, or if the Index is in any other way modified so that such Index does not, in the opinion of the Calculation Agent, fairly represent the value of the Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Adjusted Ending Value is to be calculated, make such adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Index as if such changes or modifications had not been made, and calculate such closing value with reference to the Index, as adjusted. Accordingly, if the method of calculating the Index is modified so that the value of such Index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Index), then the Calculation Agent shall adjust such Index in order to arrive at a value of the Index as if it had not been modified (e.g., as if such split had not occurred).

  "Market Disruption Event" means either of the following events; as determined by the Calculation Agent:

    (a) the suspension or material limitation (limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall be considered "material" for purposes of this definition), in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading on the applicable exchange, in 20% or more of the stocks which then comprise the Index; or

    (b) the suspension or material limitation, in each case, for more than two hours of trading (whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise) in (A) futures contracts related to the Index, or options on such futures contracts, which are traded on any major U.S. exchange or (B) option contracts related to the Index which are traded on any major U.S. exchange.

  For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

DISCONTINUANCE OF THE INDEX

  If S&P discontinues publication of the Index and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such Index (any such index being referred to herein as a "Successor Index"), then, upon the Calculation Agent's notification of such determination to the Trustee and the Company, the Calculation Agent will substitute the Successor Index as calculated by S&P or such other entity for the Index. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice thereof to be given to Holders of the MITTS Securities.

  If S&P discontinues publication of the Index and a Successor Index is not selected by the Calculation Agent or is no longer published on any of the Calculation Days, the value to be substituted for the Index for any such Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the Calculation Agent for each Calculation Day in accordance with the procedures last used to calculate the Index prior to such discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index as described below, such Successor Index or value shall be substituted for the Index for all purposes, including for purposes of determining whether a Market Disruption Event exists. If the Calculation Agent calculates a value as a substitute for the Index, "Index Calculation Day" shall mean any day on which the Calculation Agent is able to calculate such value.

  If S&P discontinues publication of the Index prior to the period during which the Supplemental Redemption Amount is to be determined and the Calculation Agent determines that no Successor Index is available at such time, then on each Business Day until the earlier to occur of (a) the determination of the Adjusted Ending Value and (b) a determination by the Calculation Agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if such day were a Calculation Day. The Calculation Agent will cause notice of each such value to be published not less often than once each month in "The Wall Street Journal" (or another newspaper of general circulation), and arrange for information with respect to such values to be made available by telephone. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect trading in the MITTS Securities.

EVENTS OF DEFAULT AND ACCELERATION

  In case an Event of Default with respect to any MITTS Securities shall have occurred and be continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount thereof, will be equal to the Principal Amount and the Supplemental Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the MITTS Securities. See "Description of the MITTS Securities--Payment at Maturity" in this Prospectus Supplement. If a bankruptcy proceeding is commenced in respect of the Company, the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the Principal Amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the MITTS Securities.

  In case of default in payment of the MITTS Securities (whether at the stated maturity or upon acceleration), from and after the maturity date the MITTS Securities shall bear interest, payable upon demand of the beneficial owners
thereof, at the rate of   % per annum (to the extent that payment of such
interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the MITTS Securities to the date payment of such amount has been made or duly provided for.

DEPOSITARY

  Upon issuance, all MITTS Securities will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, The Depository Trust Company ("DTC"; DTC, together with any successor thereto, being a "Depositary"), as Depositary, registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  So long as DTC, or its nominee, is a registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the MITTS Securities represented by such Global Security for all purposes under the 1983 Indenture. Except as provided below, the actual owner of the MITTS

Securities represented by a Global Security (the "Beneficial Owner") will not be entitled to have the MITTS Securities represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or Holders thereof under the 1983 Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the 1983 Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant of DTC (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the 1983 Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the 1983 Indenture, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the MITTS Securities, the Global Securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples thereof. Such definitive MITTS Securities shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Securities.

  The following is based on information furnished by DTC:

  DTC will act as securities depositary for the MITTS Securities. The MITTS Securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered Global Security will be issued for the MITTS Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

  Purchases of MITTS Securities under the DTC's system must be made by or through Direct Participants, which will receive a credit for the MITTS Securities on the DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in MITTS Securities, except in the event that use of the book-entry system for the MITTS Securities is discontinued.

  To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the MITTS Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such MITTS Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the MITTS Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal, premium, if any, and/or interest, if any, payments on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

  DTC may discontinue providing its services as securities depositary with respect to the MITTS Securities at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, MITTS Security certificates are required to be printed and delivered.

  The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, MITTS Security certificates will be printed and delivered.

  The information in this section concerning DTC and DTC's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND PAYMENT

  Settlement for the MITTS Securities will be made by the Underwriter in immediately available funds. All payments of principal and the Supplemental Redemption Amount, if any, will be made by the Company in immediately available funds so long as the MITTS Securities are maintained in book-entry form.

                                   THE INDEX

GENERAL

  The Index is published by S&P, and is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of April 30, 1998 the 500 companies included in the Index represented approximately 81% of the aggregate Market Value of common stocks traded on the NYSE; however, these 500 companies are not the 500 largest companies listed on the NYSE and not all of these 500 companies are listed on such exchange. As of April 30, 1998, the aggregate Market Value of the 500 companies included in the Index represented approximately 73% of the aggregate Market Value of United States domestic, public companies. S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the Market Value and trading activity of the common stock of that company. As of April 30, 1998, the 500 companies included in the Index were divided into 104 individual groups.

  These individual groups comprised the following four main groups of companies (with the number of companies currently included in each group indicated in parentheses): Industrials (379), Utilities (37), Transportation
(10) and Financial (74). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

  THE INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN BASED ON THE SUPPLEMENTAL REDEMPTION AMOUNT WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM FOR A PERIOD EQUAL TO THE MATURITY OF THE MITTS SECURITIES.

COMPUTATION OF THE INDEX

  S&P currently computes the Index as of a particular time as follows:

    (a) the product of the market price per share and the number of then outstanding shares of each component stock is determined as of such time (such product referred to as the "Market Value" of such stock);

    (b) the Market Value of all component stock as of such time (as determined under clause (a) above) are aggregated;

    (c) the mean average of the Market Values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

    (d) the mean average Market Values of all such common stocks over such base period (as determined under clause (c) above are aggregated (such aggregate amount being referred to as the "Base Value");

    (e) the aggregate Market Value of all component stocks as of such time (as determined under clause (b) above) is divided by the Base Value; and

    (f) the resulting quotient (expressed in decimals) is multiplied by ten.

  While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change such methodology in a manner that may affect the Supplemental Redemption Amount, if any, payable to beneficial owners of MITTS Securities upon maturity or otherwise.

  S&P adjusts the foregoing formula to negate the effects of changes in the Market Value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. Such changes may result from such causes as the issuance of stock dividends, the granting to shareholders of rights to purchase additional shares of such stock, the purchase of shares by employees pursuant to employee benefit plans, certain consolidations and acquisitions, the granting to shareholders of rights to purchase other securities of the company, the substitution by S&P of particular component stocks in the Index, and other reasons. In all such cases, S&P first recalculates the aggregate Market Value of all component stocks (after taking account of the new market price per share of the particular component stock or the new number of outstanding shares thereof or both, as the case may be) and then determines the New Base Value in accordance with the following formula:

                               New Market Value
          Old Base Value X     ----------------  = New Base Value
                               Old Market Value

  The result is that the Base Value is adjusted in proportion to any change in the aggregate Market Value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of such clauses upon the Index.

HISTORICAL DATA ON THE INDEX

  The following table sets forth the closing values of the Index on the last business day of each year from 1947 through 1997, as published by S&P. The historical experience of the Index should not be taken as an indication of future performance and no assurance can be given that the value of the Index will not decline and thereby reduce or eliminate the Supplemental Redemption Amount which may be payable to holders of the MITTS Securities at the stated maturity date.

                          YEAR END VALUE OF THE INDEX

                         CLOSING
YEAR                      VALUE
----                     -------
1947....................  15.30
1948....................  15.20
1949....................  16.79
1950....................  20.43
1951....................  23.77
1952....................  26.57
1953....................  24.81
1954....................  35.98
1955....................  45.48
1956....................  46.67
1957....................  39.99
1958....................  55.21
1959....................  59.89
1960....................  58.11
1961....................  71.55
1962....................  63.10
1963....................  75.02
1964....................  84.75
1965....................  92.43
1966....................  80.33
1967....................  96.47
1968.................... 103.86
1969....................  92.06
1970....................  92.15
1971.................... 102.09
1972.................... 118.05

                         CLOSING
 YEAR                     VALUE
 ----                    -------
 1973...................  97.55
 1974...................  68.56
 1975...................  90.19
 1976................... 107.46
 1977...................  95.10
 1978...................  96.11
 1979................... 107.94
 1980................... 135.76
 1981................... 122.55
 1982................... 140.64
 1983................... 164.93
 1984................... 167.24
 1985................... 211.28
 1986................... 242.17
 1987................... 247.08
 1988................... 277.72
 1989................... 353.40
 1990................... 330.22
 1991................... 417.09
 1992................... 435.71
 1993................... 466.45
 1994................... 459.27
 1995................... 615.93
 1996................... 740.74
 1997................... 970.43

  The following table sets forth the value of the Index at the end of each month, in the period from January 1989 through April 1998. These historical data on the Index are not necessarily indicative of the future performance of the Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the value of the Index during any period set forth below is not any indication that the Index is more or less likely to increase or decrease at any time during the term of the MITTS Securities.

                          1989   1990   1991   1992   1993   1994   1995   1996   1997    1998
                         ------ ------ ------ ------ ------ ------ ------ ------ ------ --------
January................. 297.47 329.08 343.93 408.78 438.78 481.61 470.42 636.02 786.16   980.28
February................ 288.86 331.89 367.07 412.70 443.38 467.14 487.39 640.43 790.82 1,049.34
March................... 294.87 339.94 375.22 403.69 451.67 445.76 500.71 645.50 757.12 1,101.75
April................... 309.64 330.80 375.34 414.95 440.19 450.91 514.71 654.17 801.34 1,111.75
May..................... 320.52 361.23 389.83 415.35 450.19 456.51 533.40 669.12 848.28      --
June.................... 317.98 358.02 371.16 408.14 450.53 444.27 544.75 670.63 885.14      --
July.................... 346.08 356.15 387.81 424.22 448.13 458.26 562.06 639.95 954.29      --
August.................. 351.45 322.56 395.43 414.03 463.56 475.50 561.88 651.99 899.47      --
September............... 349.15 306.05 387.86 417.80 458.93 462.71 584.41 687.31 947.28      --
October................. 340.36 304.00 392.45 418.68 467.83 472.35 581.50 705.27 914.62      --
November................ 345.99 322.22 375.22 431.35 461.79 453.69 605.37 757.02 955.40      --
December................ 353.40 330.22 417.09 435.71 466.45 459.27 615.93 740.74 970.43      --

  The following graph sets forth the historical performance of the Index at the end of each year from 1947 through 1997. Past movements of the Index are not necessarily indicative of the future Index values. On May 28, 1998 the closing value of the Index was 1,097.59.


                         YEAR END VALUE OF THE INDEX

                          [LINE CHART APPEARS HERE]

[THE GRAPH INSERTED SETS FORTH THE PERFORMANCE OF THE INDEX FROM 1947 THROUGH 1997. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 0 TO 1,000 IN INCREMENTS OF
100. THE HORIZONTAL AXIS HAS A RANGE OF YEARS FROM 1947 TO 1997 IN INCREMENTS OF TWO YEARS.]


  This table is for historical information only and should not be used or interpreted as a forecast or indication of future stock market performance, interest rate levels, or variable returns applicable to the MITTS Securities.

LICENSE AGREEMENT

  S&P and Merrill Lynch Capital Services, Inc. have entered into a non-exclusive license agreement providing for the license to Merrill Lynch Capital Services, Inc., in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including the MITTS Securities, and the Company is an authorized sublicensee thereof.

  The license agreement between S&P and Merrill Lynch Capital Services, Inc. provides that the following language must be stated in this Prospectus
Supplement:

  "The MITTS Securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the Holders of the MITTS Securities or any member of the public regarding the advisability of investing in securities generally or in the MITTS Securities particularly or the ability of the Index to track general stock market performance. S&P's only relationship to Merrill Lynch Capital Services, Inc. and the Company (other than transactions entered into in the ordinary course of business) is the licensing of certain servicemarks and trade names of S&P and of the Index which is determined, composed and calculated by S&P without regard to the Company or the MITTS Securities. S&P has no obligation to take the needs of the Company or the Holders of the MITTS Securities into consideration in determining, composing or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the MITTS Securities, prices at which the MITTS Securities are to initially be sold, or quantities of the MITTS Securities to be issued or in the determination or calculation of the equation by which the MITTS Securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the MITTS Securities."

  All disclosures contained in this Prospectus Supplement regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P. The Company and MLPF&S do not assume any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  Set forth in full below is the opinion of Brown & Wood LLP, counsel to the Company, as to certain United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities. Such opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with MITTS Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding MITTS Securities in a tax-deferred or tax-advantaged account, or persons holding MITTS Securities as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted herein). The following discussion also assumes that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof. Persons considering the purchase of the MITTS Securities should consult their own tax advisors concerning the application of the United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the MITTS Securities arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a MITTS Security that is for United States Federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations),
(c) an estate the income of which is subject to United States Federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (e) any other person whose income or gain in respect of a MITTS Security is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons will also be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a beneficial owner of a MITTS Security that is not a U.S. Holder.

GENERAL

  There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States Federal income tax purposes, of the MITTS Securities or securities with terms substantially the same as the MITTS Securities. However, although the matter is not free from doubt, under current law, each MITTS Security should be treated as a debt instrument of the Company for United States Federal income tax purposes. The Company currently intends to treat each MITTS Security as a debt instrument of the Company for United States Federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS Securities. Prospective investors in the MITTS Securities should be aware, however, that the IRS is not bound by the Company's characterization of the MITTS Securities as indebtedness and the IRS could possibly take a different position as to the proper characterization of the MITTS Securities for United States Federal income tax purposes. The following discussion of the principal United States Federal income tax consequences of the purchase, ownership and disposition of the MITTS Securities is based upon the assumption that each MITTS Security will be treated as a debt instrument of the Company for United States Federal income tax purposes. If the MITTS Securities are not in fact treated as debt instruments of the Company for United States Federal income tax purposes, then the United States Federal income tax treatment of the purchase, ownership and disposition of the MITTS Securities could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a MITTS Security could differ from the timing and character of income, gain or loss recognized in respect of a MITTS Security had the MITTS Securities in fact been treated as a debt instrument of the Company for United States Federal income tax purposes.

U.S. HOLDERS

  On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments such as the MITTS Securities, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the MITTS Securities. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States Federal income tax law. Specifically, the Final Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States Federal income tax purposes.

  In particular, solely for purposes of applying the Final Regulations to the MITTS Securities, the Company has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a projected Supplemental Redemption Amount equal to $ per Unit (the "Projected Supplemental Redemption Amount"). This represents an estimated yield on the MITTS Securities equal to % per annum (compounded semiannually). Accordingly, during the term of the MITTS Securities, a U.S. Holder of a MITTS Security will be required to include in income the sum of the daily portions of interest on the MITTS Security that are deemed to accrue at this estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such MITTS Security. The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six month period during which the MITTS Securities are outstanding) will equal the product of this estimated yield (properly adjusted for the length of the accrual period) and the MITTS Security's adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes, a MITTS Security's adjusted issue price will equal the MITTS Security's issue price (i.e., $10), increased by the interest previously accrued on the MITTS Security. At maturity of a MITTS Security, in the event that the actual Supplemental Redemption Amount,
if any, exceeds $    per Unit (i.e., the Projected Supplemental Redemption
Amount), a U.S. Holder will be required to include the excess of the actual
Supplemental Redemption Amount over $    per Unit (i.e., the Projected
Supplemental Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the actual Supplemental Redemption
Amount, if any, is less than $   per Unit (i.e., the Projected Supplemental
Redemption Amount), the excess of $    per Unit (i.e., the Projected
Supplemental Redemption Amount) over the actual Supplemental Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the MITTS Security for the taxable year in which the maturity date occurs to the extent of the amount of such includible interest. A U.S. Holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the excess of $ per Unit (i.e., the Projected Supplemental Redemption Amount) over the actual Supplemental Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules.

  Upon the sale or exchange of a MITTS Security prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon such sale or exchange and the U.S. Holder's adjusted tax basis in the MITTS Security as of the date of disposition. A U.S. Holder's adjusted tax basis in a MITTS Security generally will equal such U.S. Holder's initial investment in the MITTS Security increased by any interest previously included in income with respect to the MITTS Security by the U.S. Holder. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. Holder's total interest inclusions on the MITTS Security. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder's holding period for the MITTS Security). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

  Prospective investors in the MITTS Securities should be aware that if a significant percentage of the total aggregate amount of the MITTS Securities originally issued is sold at a discount from the principal amount thereof, which is not expected to be the case, then the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, may be less than the principal amount of the MITTS Securities. In such event, if a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount equal to the principal amount thereof, the amount of the difference between the principal amount of the MITTS Securities and the issue price thereof generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as an offset to such interest on each such date. In addition, on each such date, the U.S. Holder's adjusted tax basis in the MITTS Security will be reduced by the amount treated as an interest offset pursuant to the foregoing rule. Alternatively, in the event that the issue price of the MITTS Securities, as determined for United States Federal income tax purposes, equals the principal amount thereof and a U.S. Holder purchases a MITTS Security in connection with the original issuance thereof for an amount that is less than the principal amount thereof, the amount of the difference between the principal amount of the MITTS Security and the amount paid by the U.S. Holder to purchase the MITTS Security generally should be allocated by the U.S. Holder to daily portions of interest that are deemed to accrue on each such date as additional ordinary interest includible in income by the U.S. Holder on each such date. In such event, on each such date, the U.S. Holder's adjusted tax basis in the MITTS Security will be increased by the amount treated as additional ordinary income. In addition, U.S. Holders purchasing a MITTS Security at a price that differs from the adjusted issue price of the MITTS Security as of the purchase date (e.g., subsequent purchases) will be subject to special rules providing for certain adjustments to the foregoing rules and such U.S. Holders should consult their own tax advisors concerning these rules. Moreover, prospective investors in the MITTS Securities should consult their own tax advisors concerning the application of the Final Regulations to their investment in the MITTS Securities. Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by the Company for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn:
Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

  The projected payment schedule (including both the Projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities) has been determined solely for United States Federal income tax purposes (i.e., for purposes of applying the Final Regulations to the MITTS Securities), and is neither a prediction nor a guarantee of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

HYPOTHETICAL TABLE

  The following table sets forth the amount of interest that would be deemed to have accrued with respect to each Unit of the MITTS Securities during each accrual period over an assumed term of approximately seven years for the MITTS Securities based upon a hypothetical projected payment schedule for the MITTS Securities (including both a hypothetical Projected Supplemental Redemption Amount and a hypothetical estimated yield equal to 6.14% per annum (compounded semiannually)) as determined by the Company for purposes of illustrating the application of the Final Regulations to the MITTS Securities as if the MITTS Securities had been issued on May 27, 1998. The following table is for illustrative purposes only. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) will be determined by the Company on the Pricing Date and will depend upon actual market interest rates (and thus the Company's borrowing costs for debt instruments with comparable maturities) as of the Pricing Date. The actual projected payment schedule for the MITTS Securities (including both the actual Projected Supplemental Redemption Amount and the actual estimated yield) and the actual tax accrual table will be set forth in the final form of the Prospectus Supplement delivered to investors in connection with sales of the MITTS Securities:

                                                                 TOTAL INTEREST
                                                                   DEEMED TO
                                                                  HAVE ACCRUED
                                                                  ON THE MITTS
                                              INTEREST DEEMED TO   SECURITIES
                                                ACCRUE DURING     AS OF END OF
                                                ACCRUAL PERIOD   ACCRUAL PERIOD
         ACCRUAL PERIOD                           (PER UNIT)       (PER UNIT)
         --------------                       ------------------ --------------
May 27, 1998 through November 27, 1998.......      $0.3096          $0.3096
November 28, 1998 through May 27, 1999.......      $0.3165          $0.6261
May 28, 1999 through November 27, 1999.......      $0.3262          $0.9523
November 28, 1999 through May 27, 2000.......      $0.3362          $1.2885
May 28, 2000 through November 27, 2000.......      $0.3466          $1.6351
November 28, 2000 through May 27, 2001.......      $0.3572          $1.9923
May 28, 2001 through November 27, 2001.......      $0.3681          $2.3604
November 28, 2001 through May 27, 2002.......      $0.3795          $2.7399
May 28, 2002 through November 27, 2002.......      $0.3911          $3.1310
November 28, 2002 through May 27, 2003.......      $0.4031          $3.5341
May 28, 2003 through November 27, 2003.......      $0.4155          $3.9496
November 28, 2003 through May 27, 2004.......      $0.4283          $4.3779
May 28, 2004 through November 27, 2004.......      $0.4414          $4.8193
November 28, 2004 through May 27, 2005.......      $0.4549          $5.2742

--------
Hypothetical Projected Supplemental Redemption Amount = $5.2742 per Unit.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a MITTS Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042S. For a non-U.S. Holder to qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (a) is signed by the beneficial owner of the MITTS Security under penalties of perjury, (b) certifies that such owner is not a U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a MITTS Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution.

  Under current law, a MITTS Security will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of such MITTS Security would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

  Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the MITTS Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MITTS Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  In addition, upon the sale of a MITTS Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

NEW WITHHOLDING REGULATIONS

  On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make certain modifications to the backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the New Regulations.

                                USE OF PROCEEDS

  The net proceeds from the sale of the MITTS Securities will be used as described under "Use of Proceeds" in the attached Prospectus and to hedge market risks of the Company associated with its obligation to pay the Principal Amount and the Supplemental Redemption Amount.

                                 UNDERWRITING

  MLPF&S (the "Underwriter") has agreed, subject to the terms and conditions of the Underwriting Agreement and a Terms Agreement, to purchase from the Company $25,000,000 aggregate principal amount of MITTS Securities. The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase all of the MITTS Securities if any are purchased.

  The Underwriter has advised the Company that it proposes initially to offer all or part of the MITTS Securities directly to the public at the offering prices set forth on the cover page of this Prospectus Supplement. After the initial public offering, the public offering price may be changed. The Underwriter is offering the MITTS Securities subject to receipt and acceptance and subject to the Underwriter's right to reject any order in whole or in part.

  The underwriting of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

  The Underwriter is permitted to engage in certain transactions that stabilize the price of the MITTS Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the MITTS Securities.

  If the Underwriter creates a short position in the MITTS Securities in connection with the offering, i.e., if it sells more Units of the MITTS Securities than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing Units of the MITTS Securities in the open market.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty lid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MITTS Securities. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  The Underwriter may use this Prospectus Supplement and the accompanying Prospectus for offers and sales related to market-making transactions in the MITTS Securities. The Underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                       VALIDITY OF THE MITTS SECURITIES

  The validity of the MITTS Securities will be passed upon for the Company and for the Underwriter by Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                            PAGE
                                                                            ----
Adjusted Ending Value...................................................... S-4
Adjustment Factor.......................................................... S-1
Adjusted Index Value....................................................... S-10
AMEX....................................................................... S-1
Base Value................................................................. S-16
Beneficial Owner........................................................... S-14
Calculation Agent.......................................................... S-6
Calculation Day............................................................ S-11
Calculation Period......................................................... S-11
Company.................................................................... S-4
Depositary................................................................. S-13
Direct Participants........................................................ S-14
DTC........................................................................ S-4
Final Regulations.......................................................... S-20
Global Securities.......................................................... S-13
Index...................................................................... S-4
Index Business Day......................................................... S-11
Index Calculation Day...................................................... S-13
Indirect Participants...................................................... S-14
IRS........................................................................ S-20
Market Disruption Event.................................................... S-12
Market Value............................................................... S-16
MITTS...................................................................... S-1
MITTS Securities........................................................... S-4
MLPF&S..................................................................... S-2
New Regulations............................................................ S-23
Non-U.S. Holder............................................................ S-20
NYSE....................................................................... S-5
1983 Indenture............................................................. S-9
Participant................................................................ S-14
Pricing Date............................................................... S-4
Principal Amount........................................................... S-4
Projected Supplemental Redemption Amount................................... S-20
SEC........................................................................ S-2
S&P........................................................................ S-2
Starting Value............................................................. S-5
Successor Index............................................................ S-12
Supplemental Redemption Amount............................................. S-4
U.S. Holder................................................................ S-19
Underwriter................................................................ S-24
Unit....................................................................... S-4
Withholding Agent.......................................................... S-23

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                                2,500,000 UNITS

                           MERRILL LYNCH & CO., INC.

               S&P 500(R) MARKET INDEX TARGET-TERMS SECURITIES SM
                                DUE JUNE  , 2005
                                   "MITTS(R)"


                        -------------------------------

                             PROSPECTUS SUPPLEMENT

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                              MERRILL LYNCH & CO.

                                  JUNE  , 1998

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